Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related prospectus of our report dated March 25, 2021, with respect to the audited consolidated financial statements of Processa Pharmaceuticals, Inc. for the years ended December 31, 2020 and 2019 included in the Annual Report on Form 10-K of Processa Pharmaceuticals, Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ BD & Company, Inc.
Owings Mills, MD
June 30, 2021